Exhibit 21

                                          SUBSIDIARIES OF THE REGISTRANT


         1.       The Finance Company, a Virginia corporation (100%).


                  a. The Insurance Agency, Inc., a Virginia corporation owned 100% by The Finance Company.

                  b. TFC Receivables Corporation, a Virginia corporation owned 100% by The Finance Company.


         2.       First Community Finance, Inc., a Virginia corporation (100%).


         3.       Recoveries, Inc., a Virginia corporation (100%).